The First Bancorp Reports Record Quarterly Income, Up 12.7% Over 2007

DAMARISCOTTA, ME, July 23 – The First Bancorp (Nasdaq: FNLC), today announced unaudited results for the quarter ended June 30, 2008, with net income of $3.6 million, a new record quarter and an increase of $407,000 or 12.7% from the $3.2 million posted for the second quarter of 2007. Earnings per share on a fully diluted basis were $0.37, up $0.04 or 12.1% from the $0.33 reported for the quarter ended June 30, 2007, and even with the record earnings per share set in the first quarter of 2008.

The Company also announced unaudited results for the first six months of 2008, with net income of $7.2 million, an increase of $1.0 million or 16.1% from the $6.2 million posted for the same period in 2007. Earnings per share on a fully diluted basis were $0.74 for the six-month period, up $0.11 or 17.5% from the $0.63 reported for the first six months of 2007.

“This was another excellent quarter for The First Bancorp and its banking subsidiary, The First, N.A.,” observed President & Chief Executive Officer Daniel R. Daigneault. “With the cost of funding dropping faster than the yield on assets, we saw improvement in our net interest margin, which led to increased net interest income – up $1.3 million or 17.5% compared to the second quarter of 2007 and up $125,000 or 1.4% compared to the previous quarter. We have had strong growth in earning assets year-to-date, with the loan portfolio up $31.7 million or 3.4% and the investment portfolio up $24.6 million or 11.1%. At the same time, we have had good growth in low-cost deposits, despite the normal seasonal runoff we see in the first and second quarters.

“Our excellent earnings performance also enabled us to increase the provision to the allowance for loan losses,” President Daigneault observed. “During the second quarter we provisioned nearly $1.0 million – $689,000 above the second quarter of 2007 and $439,000 above the previous quarter. While we have not seen a portfolio-wide deterioration in credit quality, there was deterioration in one large relationship. Given that the national economy remains weak and the ongoing concerns about rising energy costs, however, we felt an additional provision to the allowance for loan losses to be prudent at this time,

“At $7.8 million, the allowance for loan losses has increased $1.0 million since December 31, 2007,” President Daigneault stated. “This was the result of the above-noted larger-than-normal provision and net chargeoffs of only $439,000 for the first six months of 2008 – very low, in our opinion, at 0.047% of average loans outstanding year-to-date. The delinquency rate in our loan portfolio and the level of non-performing assets, although up slightly since the end of 2007, are still very low in comparison to our historical levels and those of our peer banks.

“We continue to be conservative in our loan underwriting and security selection,” President Daigneault went on. “Despite an increasingly competitive landscape, we do not compromise quality, and while this impacts our growth in the short-term, we feel this will serve us well in the long-term, with our earnings being less impacted as a result of credit losses. And to re-emphasize a point we have made in previous quarters, we have not originated sub-prime mortgages nor have we invested in securities collateralized by sub-prime loans.”

“With strong earnings and only a small growth in operating expenses, our efficiency ratio has improved substantially in 2008,” noted F. Stephen Ward, the Company’s Treasurer and Chief Financial Officer. “Due to the competitive forces in our market area, the composition of our earning assets is weighted to lower-yielding mortgage loans and our funding mix has a proportionally greater amount of higher-cost certificates of deposit. As a result, we have historically had a net interest margin much lower than our peers, so in order to consistently produce above-peer earnings, we are focused on controlling expenses and operating efficiently.

“The impact of this is seen in our year-to-date efficiency ratio of 46.0%,” Mr. Ward continued, “compared to 50.8% for the same period last year and 61.1% for the Bank’s peer group as of March 31, 2008. Non-interest expense year-to-date is $10.9 million, only $271,000 or 2.6% above the first six months in 2007, with the increase coming in higher employee costs. At the same time, we saw a slight improvement in non-interest income, which is up $77,000 or 1.7% over the same period last year.

“During the past month, the capital adequacy of banks has been a growing concern for many people,” Mr. Ward noted. “Banks are required to meet regulatory ratios of capital to their assets, and to be considered well-capitalized – the FDIC’s highest rating – a bank must maintain a Tier 2 Risk-Based Capital Ratio equal to or greater than 10 percent, a Tier 1 Risk-Based Capital Ratio equal to or greater than 6 percent, and a Leverage Capital Ratio equal to or greater than 5 percent. As of June 30, 2008, the Bank’s actual capital ratios were 10.89%, 9.95% and 6.90%, respectively, comfortably above the level to be considered ‘well-capitalized’ by the FDIC.

“While remaining well-capitalized is of obvious importance for The First Bancorp, at the same time we seek to produce a return on our capital that is well-above peer,” Mr. Ward continued.

“This is measured in return on average tangible equity, which year-to-date for the Company is 16.76%, up from the 15.41% posted for the first six months of 2007. Based upon March 31, 2008 data, the Bank’s return on average equity was 17.09%, which placed it in the top 13% of all banks in its peer group which had an average return of only 9.65%.”

“The Company raised its cash dividend again in the second quarter from $0.185 to $0.19 per share,” President Daigneault said, “and we have now raised our cash dividend for 15 consecutive years and for 51 consecutive quarters. At an annual rate of $0.76 per share, this results in a dividend yield of 5.57% based on our June 30, 2008 closing price of $13.65 per share – a yield we view as extremely attractive given the returns available on fixed-income investments in the current low rate environment.

“The price of our stock has had much more volatility in the past month,” President Daigneault stated. “Although we closed at $13.65 per share on June 30, 2008, this was significantly lower than our average closing price of $16.46 for the second quarter, and it was attributable to our addition to the Russell 2000 and Russell 3000 indices on June 27, 2008, just before quarter end. According to Nasdaq, companies which are added or deleted to Russell indices often see very unusual trading patterns in their stock just before and after this event as a result of speculators looking to take quick profits. Fortunately, our price has rebounded in the past week, closing last night at $17.88 per share, just below our 52-week high. While the recognition of being one of the 3,000 largest publicly traded companies in the United States is gratifying, we expect there will be a higher level of volatility in our stock price as a result of being added to these indices.

“Despite the drop in our stock at quarter end, the performance of our shares continues to compare very well to our industry,” President Daigneault observed. “Our price per share was down 6.76% in the first six months of 2008, while the KBW Regional Bank Index was down 29.47% for the same period. Our stock also fared well compared to the broad market, as measured by the S&P 500, which declined 12.83% year-to-date, as well as the Russell 2000 and Russell 3000 indices, which had a year-to-date decline of 10.04% and 11.63%, respectively.

“As stated previously, this was an excellent quarter for FNLC,” President Daigneault concluded. “We saw good growth in earning assets, an improved net interest margin, increased net interest income, and record net income and earnings per share. Our efficiency ratio has improved dramatically this year, our credit quality remains good despite weakness in the national economy, and we are considered well-capitalized by the FDIC. I view The First Bancorp as a good investment opportunity, especially for those interested in Maine-based companies or high-performing community banks.”

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, The First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,	June 30,
In thousands of dollars	2008	2007	2007
Assets
Cash and due from banks	$19,997	$17,254	$21,349
Overnight funds sold	-	-	-
Securities available for sale	36,850	40,461	43,009
Securities to be held to maturity (fair value $206,475 at June 30, 2008, $181,132 at December 31, 2007 and $152,876 at June 30, 2007)	209,528	181,354	157,161
Loans held for sale (fair value approximates cost)	2,253	1,817	44
Loans	951,814	920,164	877,220
Less: allowance for loan losses	7,800	6,800	6,714
Net loans	944,014	913,364	870,506
Accrued interest receivable	7,886	6,585	7,876
Premises and equipment	16,046	16,481	15,615
Other real estate owned	1,558	827	625
Goodwill	27,684	27,684	27,684
Other assets	19,557	17,423	17,405
Total Assets	$1,285,373	$1,223,250	$1,161,274
Liabilities
Demand deposits	$62,755	$60,637	$63,063
NOW deposits	108,543	101,680	101,908
Money market deposits	114,096	124,033	121,352
Savings deposits	87,023	86,611	89,798
Certificates of deposit	339,620	301,364	364,611
Certificates $100,000 and over	130,083	106,955	110,357
Total deposits	842,120	781,280	851,089
Borrowed funds	317,055	316,719	188,478
Other liabilities	11,440	12,583	11,494
Total Liabilities	1,170,615	1,110,582	1,051,061
Shareholders' Equity
Common stock	97	97	98
Additional paid-in capital	44,030	44,762	45,817
Retained earnings	70,996	67,647	64,213
Net unrealized gains (loss) on securities available-for-sale	(100)	436	428
Net unrealized loss on postretirement benefit costs	(265)	(274)	(343)
Total Shareholders' Equity	114,758	112,668	110,213
Total Liabilities & Shareholders' Equity	$1,285,373	$1,223,250	$1,161,274

Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	9,690,182	9,732,493	9,802,892
Book value per share	$11.84	$11.58	$11.24
Tangible book value per share	$8.99	$8.73	$8.42

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the six months ended		For the quarters ended
	June 30,		June 30,
In thousands of dollars	2008	2007	2008	2007
Interest income
Interest and fees on loans	$29,649	$29,405	$14,357	$14,943
Interest on deposits with other banks	-	-	-	-
Interest and dividends on investments	6,195	5,045	3,157	2,559
Total interest income	35,844	34,450	17,514	17,502
Interest expense
Interest on deposits	12,349	14,868	5,910	7,640
Interest on borrowed funds	5,736	4,405	2,662	2,250
Total interest expense	18,085	19,273	8,572	9,890
Net interest income	17,759	15,177	8,942	7,612
Provision for loan losses	1,439	550	939	250
Net interest income after provision for loan losses	16,320	14,627	8,003	7,362
Non-interest income
Investment management and fiduciary income	780	955	390	453
Service charges on deposit accounts	1,488	1,400	805	741
Net securities gains	28	-	-	-
Mortgage origination and servicing income	216	214	123	114
Other operating income	2,182	2,048	1,200	1,162
Total non-interest income	4,694	4,617	2,518	2,470
Non-interest expense
Salaries and employee benefits	5,680	5,335	2,755	2,622
Occupancy expense	774	748	363	370
Furniture and equipment expense	942	969	452	495
Amortization of identified intangibles	142	142	71	71
Other operating expense	3,336	3,409	1,784	1,794
Total non-interest expense	10,874	10,603	5,425	5,352
Income before income taxes	10,140	8,641	5,096	4,480
Applicable income taxes	2,946	2,443	1,493	1,284
NET INCOME	$7,194	$6,198	$3,603	$3,196
Earnings per common share
Basic earnings per share	$0.74	$0.63	$0.37	$0.33
Diluted earnings per share	$0.74	$0.63	$0.37	$0.33
Cash dividends declared per share	$0.375	$0.335	$0.190	$0.170
Weighted average number of shares outstanding	9,711,869	9,784,992	9,707,568	9,788,528
Incremental Shares	19,377	27,638	20,298	27,476

The First Bancorp
Selected Financial Data (Unaudited)

	For the six months ended		For the quarters ended
Dollars in thousands,	June 30		June 30
except for per share amounts	2008	2007	2008	2007

Summary of Operations
Interest Income	$35,844	$34,450	$17,514	$17,502
Interest Expense	18,085	19,273	8,572	9,890
Net Interest Income	17,759	15,177	8,942	7,612
Provision for Loan Losses	1,439	550	939	250
Non-Interest Income	4,694	4,617	2,518	2,470
Non-Interest Expense	10,874	10,603	5,425	5,352
Net Income	7,194	6,198	3,603	3,196
Per Common Share Data
Basic Earnings per Share	$0.74	$0.63	$0.37	$0.33
Diluted Earnings per Share	0.74	0.63	0.37	0.33
Cash Dividends Declared	0.375	0.335	0.190	0.170
Book Value	11.84	11.24	11.84	11.24
Tangible Book Value	8.99	8.42	8.99	8.42
Market Value	13.65	17.00	13.65	17.00
Financial Ratios
Return on Average Equity (a)	12.68%	11.49%	12.63%	11.72%
Return on Average Tangible Equity (a)	16.76%	15.41%	16.66%	15.70%
Return on Average Assets (a)	1.16%	1.12%	1.15%	1.13%
Average Equity to Average Assets	9.17%	9.72%	9.13%	9.67%
Average Tangible Equity to Average Assets	6.94%	7.25%	6.92%	7.22%
Net Interest Margin Tax-Equivalent (a)	3.23%	3.12%	3.21%	3.07%
Dividend Payout Ratio	50.68%	53.17%	51.35%	51.52%
Allowance for Loan Losses/Total Loans	0.82%	0.77%	0.82%	0.77%
Non-Performing Loans to Total Loans	0.40%	0.24%	0.40%	0.24%
Non-Performing Assets to Total Assets	0.29%	0.18%	0.29%	0.18%
Efficiency Ratio	45.97%	50.79%	45.02%	50.41%
At Period End
Total Assets	$1,285,373	$1,161,274	$1,285,373	$1,161,274
Total Loans	951,814	877,220	951,814	877,220
Total Investment Securities	246,378	200,170	246,378	200,170
Total Deposits	842,120	851,089	842,120	851,089
Total Shareholders’ Equity	114,758	110,213	114,758	110,213
(a) Annualized using a 365-day basis